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                                                      Exhibit 99.1 Press Release

November 24, 1999

For Immediate Release
                           Nextel Communications, Inc.
                            2001 Edmund Halley Drive
                                Reston, VA 20191
                                  (703)433-4000

 Akerson to Remain Chairman of Nextel Board of Directors

 - Janet Hill Appointed to Board -

RESTON, Va. - November 24, 1999 - Nextel Communications, Inc. (NASDAQ: NXTL) today announced that its board of directors determined that Dan Akerson should continue as chairman of the Nextel board in 2000. In July 1999, Akerson stepped down as chief executive officer (CEO) of Nextel and announced that he would remain chairman of the board through the end of the year. At that time, Tim Donahue, formerly president and chief operating officer of Nextel, was appointed president and CEO of the company. Additionally, in September 1999, Akerson was appointed chairman and CEO of NEXTLINK Communications.

"I want to thank the board for continuing to place its trust and confidence in my leadership abilities," said Dan Akerson. "Nextel has enjoyed a remarkable turnaround over the past three years and I am convinced we are positioned to build on that progress."

Additionally, the company announced the appointment of Janet Hill to its board of directors. Mrs. Hill is the vice president of Alexander & Associates, Inc., a corporate consulting firm in Washington, D.C. Prior to joining Alexander & Associates, Mrs. Hill was the special assistant to the Secretary of the Army. Mrs. Hill also serves on the board of directors of Wendy's International, Inc.; Progressive Insurance Company; Dean Foods, Inc.; First Union Bank of Virginia, Washington, D.C. and Maryland; McDonald Dental Laboratory in New Orleans; Fairfax County Medical Care for Children's Project; Wellesley Center for Research on Women; Wellesley Business Leadership Council; and the Durham Literacy Council.

"We are very happy to welcome Janet Hill to the board of directors at Nextel," continued Akerson. "Her vast experience and knowledge will be of significant value to the board."

Mrs. Hill attended Wellesley College in Wellesley, MA, and graduated with a Bachelor of Arts in mathematics. She is also a graduate of the University of Chicago Graduate School and Graduate School of Education with a Master of Arts in mathematics. Mrs. Hill is married to Calvin Hill, former college football all-American at Yale University and played professionally with the Dallas Cowboys and Washington Redskins. The Hills have one son, Grant, who is a professional basketball player with the Detroit Pistons. Mrs. Hill and her husband reside in Great Falls, Virginia.



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Nextel Communications Inc., headquartered in Reston, VA, is a leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United States that covers thousands of communities across the United States. Nextel and Nextel Partners, Inc. currently serve 92 of the top 100 U.S. markets. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging and Nextel Direct ConnectO - a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Japan and Shanghai, China. Please visit our Web site at http://www.nextel.com.

 # # #

Nextel, the Nextel logo, and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.



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